Exhibit 10.6

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (“Agreement”) is made and entered into by and between AGA Medical Corporation, a Minnesota corporation (“Company”) and Franck L. Gougeon, residing at 4729 Annaway Drive, Edina, Minnesota 55436 (“Executive”), as of this 20th day of June, 2008.

WHEREAS, the Executive is a founder of the Company and has served as a member of the Company’s board of directors since the Company’s inception;

WHEREAS, the Executive is currently employed by the Company and entered into that certain Employment Agreement with the Company effective as of July 28, 2005, and that certain Amended and Restated Employment Agreement with the Company effective as of April 21, 2008 (collectively “Employment Agreements”); and

WHEREAS, the Company and the Executive desire to provide for the orderly transition of a new President and CEO for the Company in connection with the filing of an initial public offering and to recognize the extraordinary service of Executive to the Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.             New Role.  Executive’s employment and Employment Agreements with the Company shall terminate and Executive’s Consulting Agreement with the Company shall commence, effective as of the date of filing of a Form S-1 Registration Statement of the Company with the Securities and Exchange Commission (“Transition Date”).  From and after the Transition Date, Executive will have the title of Director and Co-Founder.

2.             Special Bonus.  In appreciation for the extraordinary service of the Executive, the Company will pay Executive a one-time special bonus in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) to be paid on the Transition Date. Upon the Transition Date, the Company will also pay Executive a lump-sum equal to Executive’s accrued but unused vacation pay up to the Transition Date.  The payments hereunder shall be subject to W-2 withholding and shall not be eligible for deduction for contribution toward Executive’s 401(k) plan.

3.             Benefit Continuation.  Executive shall be entitled to coverage under all existing health, medical, hospitalization and dental insurance provided by the Company’s group coverage through the Transition Date.  Thereafter, the Company shall pay for COBRA insurance continuation coverage elected by Executive for a period of 18 months following the Transition Date.

4.             Company General Release.  The Company hereby releases Executive, and Executive’s heirs, executors and assigns, whether personally or in Executive’s official capacity, from any and all charges, claims, demands, or causes of action, which the Company has made, could have made, or may make, whether asserted or unasserted, known or unknown, arising out of Executive’s job performance, employment, and separation of employment with the Company, whether such charges, claims, or causes of action are or may have been brought under federal, state or local statutory or common law.  This release expressly includes, without limiting the generality of the foregoing, any claims for penalties, punitive damages, or attorneys’ fees or costs by the Company or its attorneys.

The foregoing release shall not apply to (i) the Company’s right to enforce the terms of this Agreement or seek remedy for the breach thereof; and (ii) all of the Company’s rights under any other agreements to which Executive and Company are party (except solely the Amended and Restated Employment Agreement dated April 21, 2008, which terminates on the Transition Date), including, without limitation, that certain Amended and Restated Stockholders Agreement dated April 21, 2008, and that certain Amended and Restated Registration Rights Agreement dated April 21, 2008.  In addition to the foregoing, the Company covenants and agrees that the Company will not raise or in any way pursue any claims that are being released and discharged herein in any forum of any kind, including federal, state or local courts, departments, agencies or offices of any kind, whether administrative, regulatory, judicial, quasi judicial or otherwise.

5.             Executive General Release.  Executive hereby releases the Company, its directors, owners, shareholders, officers, employees, independent contractors, agents and assigns, whether personally or in their official capacities, and all parent, subsidiary and affiliated entities, from any and all charges, claims, demands, or causes of action, which Executive has made, could have made, or may make, whether asserted or unasserted, known or unknown arising out of Executive’s job performance, employment, and separation of employment with the Company, whether such charges, claims, or causes of action are or may have been brought under federal, state or local statutory or common law  This release expressly includes, without limiting the generality of the foregoing, any claims for penalties, punitive damages, or attorneys’ fees or costs by Executive or his attorneys.

The foregoing release shall not apply to the following: (i) Executive’s right to enforce the terms of this Agreement or seek remedy for the breach thereof; (ii) Executive’s rights under COBRA; or (iii) Executive’s ongoing rights with respect to any deposits made by him prior to his last day of employment in the Company’s 401(k) plan or with respect to the Company’s matching contributions made for his account in accordance with such plan that vest on or before the Transition Date; (iv)  all of Executive’s rights under any other agreements to which Executive and Company are party (except solely the Amended and Restated Employment Agreement dated April 21, 2008, which terminates on the Transition Date), including, without limitation, that certain Amended and Restated Stockholders Agreement dated April 21, 2008, and that certain Amended and Restated Registration Rights Agreement dated April 21, 2008; and (v) all of Executive’s rights to indemnification by the Company as an officer and director of the Company for periods prior to the date hereof.  In addition to the foregoing, Executive covenants and agrees that Executive will not raise or in any way pursue any claims that are being released and discharged herein in any forum of any kind, including federal, state or local courts, departments, agencies or offices of any kind, whether administrative, regulatory, judicial, quasi judicial or otherwise.

6.             Severability and Judicial Modification.  If any portion of this Agreement is adjudicated to be invalid or unenforceable, then this Agreement shall be deemed amended to delete that portion thus adjudicated to be invalid or unenforceable.  If any provision of this Agreement is deemed unenforceable by virtue of its scope or limitation, the parties agree that a court shall modify such a provision to the extent necessary to render it enforceable to the fullest extent permissible under applicable law.

7.             Entire Agreement, Consideration and Merger.  This Agreement constitutes the entire agreement between the parties with respect to the termination of Executive’s employment relationship, and the parties agree that there were no inducements or representations leading to the execution of this Agreement, except as contained in this Agreement.  Executive acknowledges that the terms and conditions stated herein constitute adequate consideration for this Agreement. Except as otherwise set forth herein, this Agreement supersedes all prior oral and written agreements and communications between the parties.

8.             Heirs, Successors and Assigns; Beneficiaries.  This Agreement shall be binding upon Executive and upon Executive’s heirs, administrators, representatives, executors, successors, and assigns, and upon the Company’s successors and assigns.  Executive agrees that the parent, subsidiary and affiliated entities of the Company are intended third party beneficiaries of this Agreement and all of the terms, conditions and releases set forth herein and that any or all of such third party beneficiaries may take such any actions directly in their respective names to enforce the terms herein.

9.             Jurisdiction, Venue and Governing Law.  Any action arising out of or relating to this Agreement shall be brought only in Hennepin County District Court or the United States District Court of Minnesota.  Executive hereby consents to and waives any objection to venue and personal jurisdiction in any such action relating to or arising out of this Agreement.  This Agreement shall be governed by the internal laws of the State of Minnesota.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.

Dated:	6-20-08	/s/ Franck L. Gougeon
Franck L. Gougeon

AGA MEDICAL CORPORATION

Dated	6-19-08	By:	/s/ Ronald E. Lund
Ronald Lund
Its: General Counsel and Secretary